EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                             NTL INCORPORATED TAKES
                       STRATEGIC STAKE IN NEWCASTLE UNITED

New York, New York (December 17, 1998) - NTL Incorporated (NASDAQ: NTLI; EASDAQ:
NTLI.ED) announced today that a wholly owned subsidiary, Premium TV Limited ("NTL"), has entered into an agreement with Cameron Hall Developments Limited ("CHD"), the majority shareholder in Newcastle United PLC, to acquire 9,000,000 shares (representing 6.3% of the issued share capital of Newcastle United) at a price of 111.7 pence per share.

In conjunction with the sale of shares, CHD has also entered into an irrevocable commitment to NTL that if NTL makes a general offer for all of the issued share capital of Newcastle United, CHD will accept that offer in respect of the remaining balance of its shares in Newcastle United, representing 50.8% of the issued share capital of Newcastle United. If made, any such offer would be at the price of 111.7 pence per share in cash and may, if NTL so decides, carry a full zero coupon loan note alternative.

The decision on whether NTL will make an offer may be influenced (among other things) by the substance of the report by the Monopolies and Mergers Commission on the proposed offer for Manchester United Football Club. The irrevocable commitment given by CHD is binding until 12 weeks following the publication of that report. This period may extend in certain circumstances to 16 weeks following publication and may be extended further should the Secretary of State for Trade and Industry decide to refer to the Monopolies and Mergers Commission the transaction being announced today.

Barclay Knapp, President and Chief Executive Officer of NTL said: "NTL's approach across its business activities is to be a force for wider choice, diversity and customer value. Through Premium TV, we have been looking at ways to bring more quality sports programming to more viewers, and today's transaction is in line with that strategy. Our involvement will benefit football, Newcastle United and its supporters. We believe strongly that the future success of football will continue to be developed on the enthusiasm and active support of fans."

                                  * * * * * * *

For further information contact: In the U.S.: John F. Gregg, Managing Director - Corporate Development, Michael A. Peterson, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8440; in the UK: Barclay Knapp, President and Chief Executive Officer, Geoffrey Hamilton-Fairley or Alison Smith, Group Communications at 0171-413-3000 or via e-mail at investor_relations@ntli.com.